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[LOGO OMITTED]  K-TRON INTERNATIONAL, INC.                              NEWS
                Routes 55 & 553, PO Box 888
                Pitman, NJ 08071-0888
                (856) 589-0500
                FAX (856) 582-7968
                www.ktron.com
                E-mail: ktii@ktron.com





For Release:    Immediately

Contact:        Ronald Remick, Senior Vice President and Chief Financial Officer
                Tel: (856) 256-3311          E-mail: remick@ktron.com


             K-TRON REPORTS $ 0.35 PER SHARE SECOND QUARTER EARNINGS

Pitman, New Jersey - - July 17, 2003 - - K-Tron International, Inc.
(NASDAQ-KTII) today reported second quarter 2003 net income of $0.865 million, or $0.35 per share (diluted), on revenues of $22.66 million compared to net income of $0.814 million, or $0.33 per share (diluted), on revenues of $16.88 million for the same period in 2002.

For the first six months of 2003, K-Tron reported net income of $1.700 million, or $0.68 per share (diluted), on revenues of $46.06 million compared to $1.565 million, or $0.64 per share (diluted), on revenues of $33.66 million for the same period in 2002.

In announcing the above results, the Company pointed out that if the average foreign currency exchange rates for the second quarter and first six months of 2002 were applied to the same periods in 2003, the Company's revenues would have increased approximately 26 percent for the second quarter of 2003 instead of 34 percent and would have increased approximately 27 percent for the first six months of 2003 instead of 37 percent, in each case compared to the numbers reported for the same periods in 2002, and its net income and earnings per share in those periods in 2003 would have been lower than reported. This is the result of a significantly weaker U.S. dollar in the first six months of 2003 compared to the same period of 2002 against the Swiss franc, the euro and other relevant foreign currencies.

Commenting on the Company's results, K-Tron Chairman and Chief Executive Officer
Edward B. Cloues, II said, "K-Tron's earnings per share of $0.35 for the second quarter was a six percent improvement over last year's second quarter and a three percent improvement over this year's first quarter. This was a good performance considering the adverse global business environment in which we have been operating, including continued very weak spending for industrial capital equipment and disruptions caused by the war in Iraq and the SARS scare. While the above factors were primarily responsible for lower revenues and profits in the feeder and pneumatic conveying parts of our material handling business in the second quarter and first six months of 2003 versus the same periods last year, a significant positive contribution from the size reduction part of our business which was added with the January 2, 2003 Penn Crusher acquisition enabled us to report higher overall revenues and profits in both the second quarter and first half of 2003."


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In addition to his comments on operating results, Mr. Cloues noted that K-Tron's worldwide cash increased by $1.625 million in the second quarter, from $4.325 million at the end of the first quarter to $5.950 million at the end of the second quarter. During the same period, there was also a $1.203 million reduction in debt, from $32.419 million to $31.216 million. Mr. Cloues further pointed out that in the first six months of fiscal 2003, the Company's cash position increased by $3.256 million, from $2.694 million at the end of last year to $5.950 million at the end of the first half. Foreign exchange was not a significant factor in any of these changes.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and Canada, and its equipment is sold throughout the world.

                                    * * * * *

                            (Financial Data Follows)




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                                 K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
                                             FINANCIAL SUMMARY
                                                (Unaudited)
                                 (Dollars in thousands, except share data)

                                                     Three Months Ended                       Six Months Ended
                                                     ------------------                       ----------------
                                                  June 28,             June 29,          June 28,             June 29,
                                                     2003                 2002              2003                 2002
                                                     ----                 ----              ----                 ----

Revenues                                           $22,661             $16,877            $46,059             $33,655
                                                   =======             =======            =======             =======

Operating income                                    $1,638              $1,307             $3,143              $2,485

Interest expense                                       400                 129                780                 302
                                                   -------             -------            -------              -------
Income before income taxes                           1,238               1,178              2,363               2,183

Income taxes                                           373                 364                663                 618
                                                   -------             -------            -------              -------

Net income                                       $     865               $ 814            $ 1,700              $1,565
                                                 =========               =====            =======              ======

Basic earnings per share                            $ 0.36              $ 0.33             $ 0.70              $ 0.64
                                                    ======              ======             ======              ======

Diluted earnings per share                          $ 0.35              $ 0.33             $ 0.68              $ 0.64
                                                    ======              ======             ======              ======

Average number of common                         2,433,000           2,432,000          2,433,000           2,432,000
  shares outstanding (basic)                     =========           =========          =========           =========

Average number of common                         2,493,000           2,468,000          2,489,000           2,460,000
  & common equivalent                            =========           =========          =========           =========
  shares outstanding (diluted)






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